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					                   PARACELSUS HEALTHCARE CORPORATION
  					                    	515 W. Greens Road, Suite 800
                                  Houston, Texas 77067

July 7, 1997



Mr. James A. Conroy
Olympus Private Placement Fund
Metro Center, One Station Place
Stamford, CT  06902

Dear Jim:

On  behalf  of  the  Board, let me express my regret at your decision to
resign as a director.   Unfortunately,  your  resignation letter creates
several misleading impressions.

FIRST, as you know, the Special Committee's investigation sought to uncover all facts relevant to the responsibility of the directors of premerger Paracelsus for the reporting and accounting failures reflected in the Company's restatement of its financial statements. Based on these facts, a majority of the Committee, including a completely disinterested nonmanagement director, concluded over your objection that it was not in the Company's best interests to make recommendations concerning those directors at that time. The Company's Special Counsel, Wilmer, Cutler & Pickering, fully concurred in that judgment. When you recently raised the same issue again, the only other remaining member of the Committee, maintained his original position. Once again, Wilmer, Cutler & Pickering strongly concurred.

SECOND, as you will recall, your motion at the last Board Meeting was that the Company should waive its attorney-client and work product privileges so as to permit disclosure of the detailed facts uncovered in the Special Committee's investigation to the SEC. During the discussion of your motion, Wilmer, Cutler & Pickering expressed the strongly held view that, given the pendency of the shareholder and derivative litigation and other factors, waiver of the privileges was not in the best interests of the Company. Wilmer, Cutler & Pickering further reassured the Board that, in its considered view based on the facts available to it, all legally required public disclosures concerning the results of the Special Committee's investigation have already been made. Based on this advice, there was no second to your motion.






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FINALLY, the Board  is  concerned  that  the positions you have recently taken may reflect your particular interests as a member of a large group of former Champion shareholders, rather than the interests of the Company, its shareholders, and all of its other constituent groups.
Your   difficulty   in  distinguishing  these  potentially   conflicting
interests is understandable, but unfortunate.

The Company will, of course, comply with your request to file your resignation letter with the SEC on a Form 8-K within the required time. As permitted by SEC rules, the Company will also file a copy of this response.

Sincerely,


/S/ Charles R. Miller

Charles R. Miller
President